UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2011

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 39th Floor New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

The Company has modified the terms of certain outstanding performance-based restricted stock units (the “Original Units”) to provide that if the remaining share price target of $10.00 has not been met before December 19, 2011, a portion of the Original Units (the “Amended Units”) will become eligible for future vesting if extended service period requirements are met.  The number of Amended Units will be equal to 75% of the Original Units granted to an employee less, in the case of each executive level employee, the number of restricted stock units granted to the executive in March 2011.

The Amended Units will vest ratably on each of January 1, 2012, 2013 and 2014, so long as the employee remains employed by the Company on the vesting dates.  Vesting of the Amended Units will be accelerated if an employee is terminated without cause, in cases of death or disability and upon the occurrence of a change of control transaction.  If an executive is terminated without cause on or before January 31, 2012, the number of Amended Units that vest will be reduced to 50% of the executive’s Original Units less the number of restricted stock units granted to the executive in March 2011 and any Amended Units that may have previously vested.

The Original Units were granted on December 19, 2008 and provided for vesting if a share price target of $4.00 was met before December 19, 2009, $7.00 before December 19, 2010 and $10.00 before December 19, 2011.  The $10.00 share price target remains in effect until December 19, 2011. If the $10.00 price target is met (based on the average closing price for 20 consecutive trading days), all of the Original Units will vest on January 1, 2012 (less any Amended Units that may have vested due to termination of employment without cause, death or disability or a change of control transaction) and any remaining Amended Units will not come into effect.  There are 8.3 million Original Units outstanding.

Set forth below are the numbers of Original Units and Amended Units held by each of the named officers in the Company’s 2011 annual proxy statement.

	Original Units	Amended Units

Jay Sugarman	4,000,000	2,888,889

Nina Matis	600,000	392,222

R. Michael Dorsch, III	500,000	346,111

Barbara Rubin	300,000	196,111

David DiStaso	30,000	22,500

Under the Amended Units, executive employees whose awards are not reduced to 50%, as described above, will be subject to six month non-competition, non-solicitation, non-hire and non-disparagement covenants after their employment ends.  In addition, the compensation committee may impose a holding period of up to 18 months (but not beyond January 1, 2014) on any of such executive’s Amended Units that vest on an accelerated basis due to death, disability or termination without cause.  All other recipients of Amended Units will be subject to six month non-solicitation, non-hire and non-disparagement covenants after their employment ends.

In approving the Amended Units, the compensation committee and the Board of Directors considered a number of factors, including the following:

•      The Original Units were generally successful in retaining key employees through the financial crisis and the Company’s major debt refinancing in March 2011, and creating alignment with shareholder performance.

•      The Company will benefit from an extended service-based vesting period in the Amended Units and an additional non-compete, non-solicit period for executives.

•      The Amended Units will serve as a severance tool for employees whose job functions may be eliminated as the Company pursues its future business strategy.

•      The Company has generated significant shareholder returns since the grant of the Original Units in 2008.

•      The average closing price of the Company’s common stock for the 20 trading days ended June 30, 2011 represents an approximately 336% increase over the average closing price for the 20 consecutive trading days prior to December 19, 2008, the grant date of the Original Units.

•      Approximately 50% of the Company’s outstanding common stock was traded on days in 2010 on which the closing price was at or above the Original Units’ 2010 target price of $7.00, and approximately 20% of the Company’s outstanding common stock was traded on days in the first half of 2011 on which the average closing price for consecutive trading days was at or above the Original Units’ 2011 target price of $10.00.

•      The Company purchased in the open market approximately 9.5 million shares at an average price of $1.89 per share during December 2008, prior to the December 19, 2008 grant date of the Original Units.

The compensation committee and the Board of Directors also considered other factors, including the potential dilution resulting from the issuance of up to approximately 5.86 million shares of common stock if all of the Amended Units vest.  The compensation committee and the Board also considered that the amendments will result in additional estimated non-cash expense of approximately $15 million for accounting purposes, which will be recognized over the extended service period through January 1, 2014. If the Original Units vest in accordance with their terms, this amount will be accelerated and recognized prior to the end of 2011.  The estimated expense is based upon a number of assumptions and the actual expense could vary from the estimate if the actual experience regarding, among other things, forfeiture and vesting is different from the assumptions. Further, the compensation committee and the Board recognized that the Amended Units do not guarantee that key employees will be retained.

The compensation committee and the Board of Directors did not assign any specific weight to any of the individual factors, but determined that the amendments were advisable and in the best interests of the Company and its stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: July 8, 2011	By:	/s/Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: July 8, 2011	By:	/s/David DiStaso
David DiStaso
Chief Financial Officer